Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-4) and related Prospectus of Reliance Steel & Aluminum Co., for the registration of $350,000,000 of 6.200% Senior Notes due 2016 and $250,000,000 of 6.850% Senior Notes due 2036, of our report dated March 10, 2006 (except for Note 14, as to which the date is December 29, 2006) with respect to the consolidated financial statements and schedule of Reliance Steel & Aluminum Co. included in this Current Report (Form 8-K) which updates Item 8 of Reliance Steel & Aluminum Co.’s Annual Report (Form 10-K) for the year ended December 31, 2005 and of our report dated March 10, 2006 with respect to Reliance Steel & Aluminum Co.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Reliance Steel & Aluminum Co., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Los Angeles, California
January 3, 2007